Exhibit 99.1

Pacific Blue Energy Corp. Acquires 154.3 Acres for Solar Farm

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Press Release Source: Pacific Blue Energy On Thursday April 8, 2010, 8:00 am EDT PHOENIX, AZ, April 8/PRNewswire-FirstCall/ - Pacific Blue Energy Corp. (OTCBB:PBEC.OB -News), a publicly traded developer of renewable energy, announced today that it has acquired 100% of the membership interests in Ship Ahoy, LLC, an Arizona limited liability company. Ship Ahoy owns approximately 154.3 acres of land located 30 miles east of Flagstaff, Arizona, in Coconino County. The land is specifically described as Assessor's Parcel Number 406-07-004.

George M. Buckingham, the previous owner of Ship Ahoy, and PBEC have begun the process of responding to a request for proposal to develop a solar energy project referred to as the "Sunshine Solar Project" to be developed on the property. Mr. Buckingham will continue to assist PBEC in the development and submissions of the proposal for the Project to the public utility service provider known as Arizona Public Service (APS).

"This acquisition is a key step in our evolution as a leading provider of renewable energy for consumers in Arizona and beyond," said Joel Franklin, the Chief Executive Officer of Pacific Blue Energy Corp. "It furthers our goal of developing a solar farm in the sun-rich state of Arizona and places us one step further along in the process to propose a new renewable energy source to Arizona utility APS."

Additionally, Ship Ahoy previously owned a 52.5% membership interest in Sunshine Arizona Wind Energy, LLC, a Delaware limited liability company ("Sunshine Arizona"), a company with assets comprising of a wind farm project known as the Sunshine Wind Park (the "Sunshine Wind Park") which is to be located in Coconino County, Arizona.

Subsequently, Ship Ahoy entered into a Membership Interest Purchase Agreement ("MIPA"), with Foresight Energy Company, a California corporation whereby Ship Ahoy sold to Foresight its 52.5% membership interest in Sunshine Arizona in exchange for a onetime cash payment and a residual 52.5% economic interest (the "Economic Interest") in the Sunshine Wind Park. The Economic Interest in the Sunshine Wind Park grants Ship Ahoy the right to a continuing 52.5% in connection with the development of the Sunshine Wind Park by any third party developer. Specifically the Economic Interest entitles the Seller to receive an additional payment of approximately $2,164,773 upon Foresight receiving funds from a third party developer relating to the development of the Wind Park.

For 100% of the Membership Interests of Ship Ahoy, PBEC shall tender consideration consisting of: (i) three hundred thousand dollars ($300,000); and, (ii) the issuance of one million restricted shares (1,000,000) of Purchaser's common stock, par value $0.001.

About Pacific Blue Energy Corp.

Pacific Blue Energy Corp. (PBEC) is a publicly traded solar energy company that seeks to build and manage large renewable energy projects. PBEC's goal is to maximize shareholder value through select property acquisition, timely renewable energy facility construction and informed management of those projects. Headquartered in Arizona, one of the prime solar energy markets in the United States, PBEC is positioned to take advantage of technological advances that will drive the coming surge in the U.S. solar generated electricity market.

More information is available at http://www.PacificBlueEnergyCorp.com/

Copyright (C) 2010 Pacific Blue Energy Corp. All rights reserved.